LIST OF SUBSIDIARIES


              Name                                   State of Incorporation
              ----                                   ----------------------
     Signature Editions, Inc.                                Nevada
     Cimarron Studio, Inc.                                   Nevada
     Interarts Incorporated                                  Nevada